SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 29, 2011
Date of Report
(Date of Earliest Event Reported)

SONOSITE, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-23791	91-1405022
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

21919 30th Drive S.E., Bothell, Washington 98021-3904
(Address of Principal Executive Offices)   (Zip Code)

(425) 951-1200
(Registrant's Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 2.02	Departure of Certain Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2011, SonoSite, Inc., or SonoSite, announced the appointment of John W. Sparacio as Chief Operating Officer. Mr. Sparacio, age 68, has served as the president, chief executive officer, and owner of Plastic Engineering and Development (PED) Company, a custom manufacturer of plastic components and medical devices for healthcare and bio science markets since 1990.  From 2001 to 2011, Mr. Sparacio was worldwide vice president of sales and service at Advanced Technology Laboratories (ATL), SonoSite’s former parent company.  From 1991 to 1994, Mr. Sparacio was president and chief executive officer of IMED, an intravenous infusion therapy system company and Lang Manufacturing, a local private company located in the Seattle area.

On June 20, 2011, Mr. Sparacio accepted an offer letter pursuant to which SonoSite will pay Mr. Sparacio an annual base salary of $365,000.  Mr. Sparacio will be eligible to receive an annual target cash bonus of $235,000, depending on the achievement of certain performance metrics. Mr. Sparacio will receive an option to purchase 30,000 shares of SonoSite common stock and restricted stock units covering 30,000 shares.  These grants will become effective upon the date that SonoSite files an SEC Form S-8 for the grants. The options will vest ratably over a period of four years and the restricted stock units will vest three years after the grant date. The option and restricted stock units will be granted outside of the Company’s Amended and Restated 2005 Stock Incentive Plan, but will generally be subject to the same terms and conditions as apply to awards granted under that plan.

Mr. Sparacio’s offer letter also provides for certain relocation benefits in connection with his relocation to the Seattle area and, to the extent the reimbursement of these costs are not tax-deductible by Mr. Sparacio for federal income tax purposes, an additional tax gross-up payment.

Mr. Sparacio will also enter a Senior Management Employment Agreement, or the Agreement, with SonoSite, which provides for payments and benefits (a) upon certain terminations of employment, and (b) following a change in control of SonoSite. Accordingly, in the event that Mr. Sparacio is terminated without cause or resigns for good reason following a change in control (as defined in the Agreement), he will receive (a) a lump sum payment equal to twice his then current annual salary or the annual salary immediately prior to the change in control, whichever is higher, (b) a lump sum payment equal to twice the percentage of his annual salary paid as a bonus for the fiscal year immediately preceding the change in control or, if no such bonus has been paid or determined, 100% of his target bonus for the most recent fiscal year prior to the change in control, and (c) 12 months’ continued life, disability, medical, dental, and vision benefits for himself and his dependents. If it is determined that any payment or benefit Mr. Sparacio would receive under the Agreement or otherwise constitutes a “parachute payment” within the meaning of Internal Revenue Code, thereby subjecting him to an excise tax, SonoSite will pay Mr. Sparacio an additional tax gross-up payment.  Payment of severance payments is contingent upon (a) a compliance with a 12-month obligation not to solicit employees, (b) execution of a release of claims, and (c) continued compliance with proprietary information agreements.

In addition, pursuant to the Agreement, following a change in control of SonoSite, Mr. Sparacio is guaranteed during the term of the Agreement (a) an annual salary no less than his annual salary in effect immediately prior to the change in control, (b) an annual bonus opportunity in an amount no less than his average three annual bonuses paid in the three years prior to the change in control, (c) equivalent employee benefits, and (d) in the event of Mr. Sparacio’s death or disability, up to 24 months’ continued welfare benefits for himself and his dependents. The Agreement provides for an initial term of two years, with automatic renewal for successive two-year terms on each annual anniversary date of the Agreement, unless earlier terminated.  If a change in control occurs, however, the Agreement will expire two years after the change in control, unless earlier terminated.

This description of the terms of Mr. Sparacio’s employment arrangement is qualified in its entirety by Mr. Sparacio’s offer letter with SonoSite, attached hereto as Exhibit 10.1 and incorporated herein by reference. A form of Senior Management Employment Agreement substantially similar to the one to be entered into with Mr. Sparacio was previously filed as Exhibit 10.20 to the Company’s Annual Report on From 10-K filed on March 12, 2009, and which is also incorporated herein by reference.

The Company issued a press release announcing the appointment on June 29, 2011, a copy of which is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Offer Letter between SonoSite, Inc. and John W. Sparacio, dated as of June 9, 2011 (filed herewith)
10.2	Senior Management Employment Agreement between SonoSite, Inc. and John W. Sparacio, dated as of June 20, 2011 (incorporated by reference)
99.1	Press release titled “SonoSite Announces Two Senior Management Appointments Aimed at Driving Top Line Execution and Management Expansion,” dated June 29, 2011 (filed herewith)

2

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, SonoSite, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOSITE, INC.

Dated:	June 29, 2011	By:	/s/ MARCUS Y. SMITH
Marcus Y. Smith Senior Vice President and Chief Financial Officer

3

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer Letter between SonoSite, Inc. and John W. Sparacio, dated as of June 9, 2011 (filed herewith)
10.2	Senior Management Employment Agreement between SonoSite, Inc. and John W. Sparacio, dated as of June 20, 2011 (incorporated by reference)
99.1	Press release titled “SonoSite Announces Two Senior Management Appointments Aimed at Driving Top Line Execution and Management Expansion,” dated June 29, 2011 (filed herewith)

4